Exhibit 99.2

                  VCA Antech, Inc. Provides Financial Guidance

     LOS ANGELES--(BUSINESS WIRE)--Feb. 24, 2005--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal health care company in the United States, provides the following guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, which we refer to as the SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in periodic reports filed by us with the SEC. All guidance amounts are before any potential special items.

     VCA Antech, Inc. is providing the following financial guidance for the year ending December 31, 2005:

     --   Revenue to a range of $773.0 million to $786.0 million.

     --   Laboratory internal revenue growth to a range of 7% to 9%.

     --   Animal hospital same-store revenue growth to a range of 3% to 5%.

     --   Operating income to a range of $151.7 million to $154.8 million.

     --   Net income to a range of $70.8 million to $72.7 million.

     --   Diluted earnings per common share to a range of $0.85 to $0.87.

     The above financial guidance for the year ending December 31, 2005 includes the effect of new accounting rules requiring the expensing of share-based compensation commencing July 1, 2005.

     VCA Antech, Inc. is providing the following financial guidance for the three months ending March 31, 2005:

     --   Revenue to a range of $181.0 million to $184.0 million.

     --   Diluted earnings per common share to a range of $0.19 to $0.20.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance provided for 2005, our estimate of share-based compensation expense for the third and fourth quarters of 2005 and our financial guidance for the first quarter of 2005. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: our ability to successfully integrate NPC and STI into our existing operations and achieve expected operating synergies following the mergers; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; any impairment in the carrying value of our goodwill; the effects of our recent acquisitions and our ability to effectively manage our growth; the effects of competition; our ability to service our debt; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2003 and our Report on Form 10-Q for the quarter ended September 30, 2004 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.


     CONTACT: VCA Antech, Inc.
              Tom Fuller, 310-571-6505